Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 31, 2023, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-264724) and related Prospectus of Athersys, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, subscription rights, contingent value rights, debt securities and purchase contracts, as well as units that include any of these securities.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

April 3, 2023